Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation, by reference in the Registration Statements on Form S-8 (File No. 333- ) of J-Star Holding Co., Ltd. and its subsidiaries (collectively the “Company”), of our report dated April 28, 2025 in the prospectus filed pursuant to Rule 424(b)(4) (File No. 333-286805), under the Securities Act of 1933 with respect to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes included herein.

San Mateo, California	WWC, P.C.
January 8, 2026	Certified Public Accountants
PCAOB ID No. 1171